Exhibit 99.1

THE WENDY’S COMPANY REPORTS PRELIMINARY 2017 RESULTS;

ANNOUNCES 2018 OUTLOOK AND UPDATES 2020 GOALS

North America same-restaurant sales increase 1.3% in 4Q and 2.0% in 2017;

20th consecutive quarter of positive same-restaurant sales

Global net new restaurant growth of 1.5% in 2017;

Highest net new restaurant growth since 2004

North America AUVs increase 2.7% to all-time high of $1.61 million

Board of Directors authorized 21% increase in quarterly dividend rate and new $175 million share repurchase program

Dublin, Ohio (February 21, 2018) – The Wendy’s Company (NASDAQ: WEN) today reported preliminary unaudited results for the fourth quarter and full year ended December 31, 2017. The Company plans to release its audited financial results on or before February 28, 2018.

“Our strong 2017 results demonstrate the strength of the Wendy’s® brand and are a testament to our successful transition to a predominantly franchised business model,” President and Chief Executive Officer Todd Penegor said. “We are very proud of the fact that we have now recorded 20 consecutive quarters of positive same-restaurant sales in North America, two consecutive years of positive global net new restaurant growth and that North America AUVs have reached an all-time high of $1.61 million. Thanks to our significantly increased cash flows and resilient bottom line, we continue to reward shareholders through dividends and share repurchases, with $196 million of cash returned to shareholders in 2017. Our relentless focus on executing every element of The Wendy’s Way by providing food our customers love, friendly service, value, and an inviting atmosphere will continue to drive growth in the future.”

Preliminary Fourth Quarter and Full Year 2017 Summary

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Operational Highlights	Fourth Quarter		Full Year
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
North America Same-Restaurant Sales Growth(1)	1.3%	0.8%	2.0%	1.6%

Restaurant Openings (Total / Net)
North America	40 / 25	34 / 3	97 / 32	99 / 22
International	24 / 23	33 / 31	77 / 65	50 / 36
Global	64 / 48	67 / 34	174 / 97	149 / 58

Systemwide Sales (In US$ Millions)(2)
North America	$2,442	$2,381	$9,806	$9,510
International(3)	$126	$111	$477	$420
Global	$2,568	$2,492	$10,283	$9,930

Operational Highlights (Continued)	Fourth Quarter		Full Year
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Systemwide Sales Growth(1)
North America	2.4%	1.2%	3.0%	2.5%
International(3)	14.6%	11.0%	14.8%	5.8%
Global	2.9%	1.6%	3.5%	2.6%

(1) Same-restaurant sales growth and systemwide sales growth are calculated on a constant currency basis and include sales by both Company-operated and franchise restaurants. 2016 growth rates exclude the impact of the 53rd week in 2015.

(2) Systemwide sales include sales at both Company-operated and franchise restaurants. Sales by franchise restaurants are not recorded as Company revenues. However, the Company’s royalty revenues are computed as percentages of sales made by franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

(3) Excludes Venezuela.

Preliminary Fourth Quarter Financial Highlights

•	Total revenues were $309.2 million in the fourth quarter of 2017, compared to $309.9 million in the fourth quarter of 2016. Total revenues were essentially flat year-over-year despite the ownership of 90 fewer Company-operated restaurants at the end of the fourth quarter 2017 compared to the beginning of the fourth quarter 2016, which resulted in fewer sales at Company-operated restaurants, offset by higher franchise royalty revenue, fees and rental income.
•	Company-operated restaurant margin was 17.5 percent in the fourth quarter of 2017, compared to 18.8 percent in the fourth quarter of 2016. The 130 basis-point decrease was primarily the result of higher commodity and labor costs, partially offset by lower other operating costs.
•	General and administrative expense was $51.9 million in the fourth quarter of 2017, compared to $61.2 million in the fourth quarter of 2016. The 15.2 percent decrease resulted primarily from lower professional fees and cost savings related to the Company’s system optimization initiative.
•	Operating profit was $66.6 million in the fourth quarter of 2017, compared to $79.2 million in the fourth quarter of 2016. The 15.9 percent decrease resulted primarily from a year-over-year decrease in gains from the Company’s system optimization initiative, in addition to the items discussed above.
•	Net income was $159.3 million in the fourth quarter of 2017, compared to net income of $28.9 million in the fourth quarter of 2016. In addition to the items discussed above, the year-over-year increase of 451.3 percent resulted primarily from a decrease in the effective tax rate due to revaluing deferred tax assets and liabilities at the lower U.S. corporate tax rate as a result of the Tax Cuts and Jobs Act of 2017.
•	Adjusted EBITDA was $104.0 million in the fourth quarter of 2017, compared to $91.1 million in the fourth quarter of 2016. Adjusted EBITDA increased 14.2 percent year-over-year, despite the ownership of 90 fewer Company-operated restaurants at the end of the fourth quarter 2017 compared to the beginning of the fourth quarter 2016. General and administrative expense savings and an increase in franchise net rental income, fees and royalties contributed to the year-over-year improvement.
•	Adjusted EBITDA margin was 33.6 percent in the fourth quarter of 2017, compared to 29.4 percent in the fourth quarter of 2016. The 420 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.
•	Reported diluted earnings per share were $0.64 in the fourth quarter of 2017, compared to $0.11 in the fourth quarter of 2016.
•	Adjusted earnings per share were $0.11 in the fourth quarter of 2017, compared to $0.08 in the fourth quarter of 2016. The 37.5 percent increase resulted primarily from the items discussed above and reflects a 2.9 percent year-over-year reduction in the weighted average diluted shares outstanding. The net positive impact from the Tax Cuts and Jobs Act of 2017, primarily the result of revaluing the Company’s deferred tax assets and liabilities, has been excluded from the Company’s adjusted earnings per share results.

Preliminary Full Year 2017 Financial Highlights

•	Total revenues were $1,223.4 million in 2017, compared to $1,435.4 million in 2016. The 14.8 percent decrease resulted primarily from the ownership of 295 fewer Company-operated restaurants at the end of 2017 compared to the beginning of 2016, which resulted in fewer sales at Company-operated restaurants, partly offset by higher franchise royalty revenue, fees and rental income.
•	Company-operated restaurant margin was 17.6 percent in 2017, compared to 19.1 percent in 2016. The 150 basis-point decrease was primarily the result of higher labor and commodity costs, partially offset by lower other operating costs.
•	General and administrative expense was $208.6 million in 2017, compared to $245.9 million in 2016. The 15.2 percent decrease resulted primarily from lower professional fees and cost savings related to the Company’s system optimization initiative.
•	Operating profit was $214.8 million in 2017, compared to $314.8 million in 2016. The 31.8 percent decrease resulted primarily from a year-over-year decrease in gains from the Company’s system optimization initiative and higher reorganization and realignment costs related to the Company’s G&A savings initiative, in addition to the items discussed above.
•	Net income was $194.0 million in 2017, compared to net income of $129.6 million in 2016. In addition to the items discussed above, the year-over-year increase of 49.7 percent resulted primarily from a decrease in the effective tax rate due to revaluing deferred tax assets and liabilities at the lower U.S. corporate tax rate as a result of the Tax Cuts and Jobs Act of 2017.
•	Adjusted EBITDA was $406.2 million in 2017, compared to $391.9 million in 2016. Adjusted EBITDA increased 3.7 percent year-over-year, despite the ownership of 295 fewer Company-operated restaurants at the end of 2017 compared to the beginning of 2016. General and administrative expense savings and an increase in franchise net rental income, royalties and fees contributed to the year-over-year improvement.
•	Adjusted EBITDA margin was 33.2 percent in 2017, compared to 27.3 percent in 2016. The 590 basis-point improvement reflects the positive impact of the Company’s system optimization initiative.
•	Reported diluted earnings per share were $0.77 in 2017, compared to $0.49 in 2016.
•	Adjusted earnings per share were $0.43 in 2017, compared to $0.40 in 2016. The 7.5 percent increase resulted primarily from the items discussed above and reflects a 5.4 percent year-over-year reduction in the weighted average diluted shares outstanding. The net positive impact from the Tax Cuts and Jobs Act of 2017, primarily the result of revaluing the Company’s deferred tax assets and liabilities, has been excluded from the Company’s adjusted earnings per share results.
•	Cash flows from operations were $251.6 million in 2017, compared to $188.9 million in 2016. The 33.2 percent increase was the result of an increase in net income adjusted for non-cash expenses and a favorable change in working capital.
•	Capital expenditures were $81.7 million in 2017, compared to $150.0 million in 2016. The 45.5 percent decrease resulted primarily from the ownership of fewer Company-operated restaurants through the Company’s system optimization initiative.
•	Free cash flow was $169.9 million in 2017, compared to $38.9 million in 2016. The 336.7 percent increase resulted from a year-over-year decrease in capital expenditures and higher cash flows from operations.

New Restaurant Development

In 2017, the Company achieved 1.5 percent global net new restaurant growth, which represents the Company’s highest growth rate since 2004. North America contributed 0.5 percent net new restaurant growth and International grew by 14.8 percent during 2017. The Company expects 2018 global net new unit growth of approximately 2 percent, with approximately 1 percent growth in North America and approximately 16 percent growth for International.

Image Activation

Image Activation, which includes reimaging existing restaurants and building new restaurants, remains an integral part of our global growth strategy. During 2017, the Company and its franchisees reimaged 551 restaurants in North America, an increase from the 521 reimages that were completed in 2016, and built 174 global restaurants. At the end of 2017, 43 percent of the global system was image activated, slightly ahead of the Company’s prior expectations. Approximately 10 percent of the global system is expected to be image activated on an annual basis through 2020.

Franchisee-to-franchisee restaurant transfers

During the fourth quarter of 2017, the Company facilitated 130 Buy and Flips, bringing the full year total to 540. The Company will continue to facilitate franchisee-to-franchisee restaurant transfers to ensure that restaurants are operated by well-capitalized franchisees that are committed to long-term growth. Franchisee-to-franchisee restaurant transfers that were previously referred to as Buy and Flips, will now be referred to as Franchise Flips, due to the Company being more selectively involved in the related real estate. The Company expects to complete approximately 200 Franchise Flips in 2018.

$196 million returned to shareholders through dividends and share repurchases in 2017

In 2017, the Company repurchased 8.6 million shares for $127.4 million and distributed $68.3 million in dividends. At the end of 2017, the Company had $22.6 million remaining on its existing $150 million share repurchase authorization, which expires on March 4, 2018.

On February 15, 2018, the Company announced that its Board of Directors authorized a 21 percent increase in its quarterly cash dividend rate and a new share repurchase program for up to $175 million of the Company’s common stock through March 3, 2019. The Company’s new quarterly cash dividend rate of 8.5 cents per share will be effective with its next dividend payment, which is payable on March 15, 2018, to shareholders of record as of March 1, 2018.

Arby’s equity stake

At the end of 2017, the estimated fair value of the Company’s 18.5 percent equity stake in Arby’s was approximately $325 million. The Company’s equity stake was diluted to 12.3 percent on February 5, 2018, when Arby’s acquired Buffalo Wild Wings, and will encompass both brands under the newly formed combined company, Inspire Brands.

2018 outlook

This release includes forward-looking guidance for certain non-GAAP financial measures, including adjusted EBITDA, adjusted earnings per share and adjusted tax rate. The Company excludes certain expenses and benefits from adjusted EBITDA, adjusted earnings per share and adjusted tax rate, such as impairment of long-lived assets, reorganization and realignment costs, system optimization (gains) losses, net and timing and resolution of certain tax matters. Due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable without unreasonable effort to provide projections of net income, earnings per share or reported tax rate or a reconciliation of projected adjusted EBITDA, adjusted earnings per share or adjusted tax rate to projected net income, earnings per share or reported tax rate.

The amounts shown below reflect the impact from the new revenue recognition accounting standard, certain other income statement reclassifications and the Tax Cuts and Jobs Act of 2017. The Company expects aspects of the Tax Cuts and Jobs Act of 2017 to be clarified in the future, which could affect elements of the 2018 outlook. In addition, the Company intends to exclude the impact from consolidating the national advertising funds’ revenues and expenses onto the income statement, as a result of the new revenue recognition accounting standard, from all adjusted financial measures going forward. For more information regarding the changes related to the new revenue recognition accounting standard and other income statement reclassifications, please reference the publicly available presentation in the supplemental financial information located in the Investors section of the Company’s website at www.aboutwendys.com.

During 2018, the Company expects:

•	North America same-restaurant sales growth of approximately 2.0 to 2.5 percent.
•	Commodity inflation of approximately 1 to 2 percent.
•	Labor inflation of approximately 3 to 4 percent.

•	Company-operated restaurant margin of approximately 17 to 18 percent.
•	General and administrative expense of approximately $195 million.
•	Adjusted EBITDA of approximately $420 to $430 million, an increase of approximately 8 to 10 percent compared to recast 2017 results.
•	Adjusted EBITDA margin of approximately 33 to 34 percent.
•	Interest expense of approximately $120 million.
•	Depreciation and amortization expense of approximately $128 million.
•	An adjusted tax rate of approximately 23 to 25 percent.
•	Adjusted earnings per share of approximately $0.54 to $0.56, an increase of approximately 38 to 44 percent compared to recast 2017 results.
•	Cash flows from operations of approximately $295 to $320 million.
•	Capital expenditures of approximately $75 to $80 million.
•	Free cash flow of approximately $220 to $240 million, an increase of approximately 29 to 41 percent compared to 2017.

Company updates 2020 goals

After accounting for 2017 results and updating its long-range plan, the Company has updated certain of its 2020 goals.

By the end of 2020, the Company now expects:

•	Global restaurant count of ~7,250.
•	Adjusted EBITDA margin of 37 to 39 percent.
•	Free cash flow of ~$300 million (capital expenditures of ~$65 million).

In addition, the Company continues to expect to achieve the following goals by the end of 2020:

•	Global systemwide sales (in constant currency and excluding Venezuela) of ~$12 billion.
•	Global Image Activation of at least 70 percent.

Conference call and webcast scheduled for 9:00 a.m. tomorrow, February 22

The Company will host a conference call on Thursday, February 22 at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available by telephone at (877) 572-6014 for domestic callers and (281) 913-8524 for international callers. An archived webcast will be available on the Company’s website.

Forward-looking statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”) and the Company’s stated 2020 goals. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;
(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, unemployment and decreased consumer spending levels;
(3)	the ability to effectively manage the acquisition and disposition of restaurants;
(4)	cost and availability of capital;
(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;
(6)	the financial condition of the Company’s franchisees;
(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;
(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism;
(9)	risks associated with failures, interruptions or security breaches of the Company’s computer systems or technology, or the occurrence of cyber incidents or a deficiency in cyber security that impacts the Company or its franchisees, including the cybersecurity incident previously announced;
(10)	the effects of negative publicity that can occur from increased use of social media;
(11)	the availability of suitable locations and terms for the development of new restaurants;
(12)	risks associated with the Image Activation program;
(13)	adoption of new, or changes in, laws, regulations or accounting standards (including the new guidance on leases that will become effective for fiscal 2019), policies and practices;
(14)	changes in debt, equity and securities markets;
(15)	goodwill and long-lived asset impairments;
(16)	changes in interest rates;
(17)	the difficulty in predicting the ultimate costs that will be incurred in connection with the Company’s plan to reduce its general and administrative expense, and the future impact on the Company’s earnings;
(18)	risks associated with the Company’s debt refinancing, including the ability to generate sufficient cash flow to meet increased debt service obligations, compliance with operational and financial covenants, and restrictions on the Company’s ability to raise additional capital;
(19)	risks associated with the amount and timing of share repurchases under the $150 million share repurchase program approved by the Board of Directors; and
(20)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact.

The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure regarding non-GAAP financial measures

In addition to the GAAP financial measures presented in this release, the Company has included certain non-GAAP financial measures in this release, including adjusted EBITDA, adjusted EBITDA margin,

adjusted earnings per share, adjusted tax rate and systemwide sales. Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and adjusted tax rate exclude certain expenses and benefits as detailed in the reconciliation tables that accompany this release. The Company uses these non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s peers and competitors. Adjusted EBITDA, systemwide sales and free cash flow are also used by the Company in establishing performance goals for purposes of executive compensation.

The Company believes its presentation of adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance. The Company believes these non-GAAP financial measures are important supplemental measures of operating performance because they eliminate items that vary from period to period without correlation to our core operating performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature and/or size of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of our future operating performance. The Company believes investors, analysts and other interested parties use adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate and systemwide sales in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.

This release also includes guidance regarding the Company’s free cash flow. Free cash flow is a non-GAAP financial measure that is used by the Company as an internal measure of liquidity. The Company defines free cash flow as cash flows from operations minus capital expenditures, both as reported under GAAP. The Company believes free cash flow is an important liquidity measure for investors and other interested persons because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, financing possible acquisitions or investments or other uses of cash.

Adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales are not recognized terms under U.S. General Accepted Accounting Principles, and the Company’s presentation of these non-GAAP financial measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not calculate adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share, adjusted tax rate, free cash flow and systemwide sales (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures.

Key business measures

The Company tracks its results of operations and manages its business using certain key business measures, including same-restaurant sales and systemwide sales, which are measures commonly used in the quick-service restaurant industry that are important to understanding Company performance. Same-restaurant sales and systemwide sales each include sales by both Company-operated and franchise restaurants. The Company reports same-restaurant sales for new restaurants after they have been open for 15 continuous months and for reimaged restaurants as soon as they reopen.

Sales by franchise restaurants are not recorded as Company revenues and are not included in the Company’s consolidated financial statements. However, the Company’s royalty revenues are computed as percentages of sales made by Wendy’s franchisees and, as a result, sales by franchisees have a direct effect on the Company’s royalty revenues and therefore on the Company’s profitability.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes approximately 6,600 franchise and Company-operated restaurants in the United States and 30 countries and U.S. territories worldwide. For more information, visit www.aboutwendys.com.

Investor Contact:

Peter Koumas

Director - Investor Relations

(614) 764-8478; peter.koumas@wendys.com

Media Contact:

Heidi Schauer

Director - Corporate Communications

(614) 764-3368; heidi.schauer@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Twelve Month Periods Ended December 31, 2017 and January 1, 2017

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2017	2016	2017	2016
Revenues:
Sales	$154,888	$173,547	$622,802	$920,758
Franchise royalty revenue and fees	104,383	95,659	410,503	371,545
Franchise rental income	49,976	40,695	190,103	143,115

	309,247	309,901	1,223,408	1,435,418

Costs and expenses:
Cost of sales	127,793	140,865	512,947	744,701
Franchise rental expense	23,174	18,076	88,015	67,760
General and administrative	51,891	61,161	208,581	245,869
Depreciation and amortization	33,997	30,248	125,687	122,704
System optimization (gains) losses, net	(673)	(23,825)	39,076	(71,931)
Reorganization and realignment costs	1,806	2,217	22,574	10,083
Impairment of long-lived assets	2,293	3,250	4,097	16,241
Other operating expense (income), net	2,379	(1,306)	7,673	(14,789)

	242,660	230,686	1,008,650	1,120,638

Operating profit	66,587	79,215	214,758	314,780
Interest expense	(30,172)	(29,319)	(118,059)	(114,802)
Investment income, net	617	375	2,703	723
Other income, net	595	301	1,617	989

Income before income taxes	37,627	50,572	101,019	201,690
Benefit from (provision for) income taxes	121,649	(21,681)	93,010	(72,066)

Net income	$159,276	$28,891	$194,029	$129,624

Net income per share:
Basic	$.66	$.11	$.79	$.49
Diluted	.64	.11	.77	.49

Number of shares used to calculate basic income per share	241,497	251,730	244,179	262,209

Number of shares used to calculate diluted income per share	249,626	257,026	252,289	266,712

The Wendy’s Company and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2017 and January 1, 2017

(In Thousands Except Par Value)

(Unaudited)

	December 31, 2017	January 1, 2017 (a)
ASSETS
Current assets:
Cash and cash equivalents	$171,447	$198,240
Restricted cash	32,633	57,612
Accounts and notes receivable, net	114,390	98,825
Inventories	3,156	2,851
Prepaid expenses and other current assets	20,125	19,244
Advertising funds restricted assets	62,602	75,760

Total current assets	404,353	452,532
Properties	1,263,059	1,192,339
Goodwill	743,334	741,410
Other intangible assets	1,321,585	1,322,531
Investments	56,002	56,981
Net investment in direct financing leases	229,089	123,604
Other assets	79,516	49,917

Total assets	$4,096,938	$3,939,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22,750	$22,750
Current portion of capital lease obligations	7,422	1,902
Accounts payable	22,764	27,635
Accrued expenses and other current liabilities	111,624	102,034
Advertising funds restricted liabilities	62,602	75,760

Total current liabilities	227,162	230,081
Long-term debt	2,263,688	2,277,818
Capital lease obligations, net of current portion	460,542	209,812
Deferred income taxes	299,053	446,513
Other liabilities	273,290	247,354

Total liabilities	3,523,735	3,411,578
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.10 par value; 1,500,000 shares authorized; 470,424 shares issued; 240,512 and 246,574 shares outstanding, respectively	47,042	47,042
Additional paid-in capital	2,885,955	2,878,589
Accumulated deficit	(163,289)	(290,857)
Common stock held in treasury, at cost; 229,912 and 223,850 shares, respectively	(2,150,307)	(2,043,797)
Accumulated other comprehensive loss	(46,198)	(63,241)

Total stockholders’ equity	573,203	527,736

Total liabilities and stockholders’ equity	$4,096,938	$3,939,314

(a) January 1, 2017 condensed consolidated balance sheet reflects reclassifications to conform to the current year presentation.

The Wendy’s Company and Subsidiaries

Consolidated Statements of Cash Flows

Twelve Month Periods Ended December 31, 2017 and January 1, 2017

(In Thousands)

(Unaudited)

	Twelve Months Ended
	2017	2016
Cash flows from operating activities:
Net income	$194,029	$129,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125,687	124,304
Share-based compensation	20,928	18,141
Impairment of long-lived assets	4,097	16,241
Deferred income tax	(119,330)	(14,213)
Non-cash rental income, net	(11,822)	(7,543)
Net receipt of deferred vendor incentives	1,901	959
System optimization losses (gains), net	39,076	(71,931)
Gain on sale of investments, net	(2,570)	(497)
Distributions received from TimWen joint venture	11,713	11,426
Equity in earnings in joint ventures, net	(7,573)	(8,351)
Accretion of long-term debt	1,237	1,220
Amortization of deferred financing costs	7,944	7,653
Reclassification of unrealized losses on cash flow hedges	2,894	2,894
Other, net	1,706	4,172
Changes in operating assets and liabilities:
Restricted cash	164	228
Accounts and notes receivable, net	(17,340)	(34,213)
Inventories	(305)	34
Prepaid expenses and other current assets	(3,488)	(3,276)
Accounts payable	(2,290)	(6,635)
Accrued expenses and other current liabilities	4,982	18,697

Net cash provided by operating activities	251,640	188,934

Cash flows from investing activities:
Capital expenditures	(81,710)	(150,023)
Acquisitions	(86,788)	(2,209)
Dispositions	81,516	262,173
Changes in restricted cash	24,935	(14,971)
Notes receivable, net	(9,000)	(3,581)
Proceeds from sale of investments	4,111	890
Payments for investments	(375)	(172)

Net cash (used in) provided by investing activities	(67,311)	92,107

Cash flows from financing activities:
Repayments of long-term debt	(28,270)	(24,617)
Deferred financing costs	(1,424)	(1,983)
Repurchases of common stock	(126,231)	(336,958)
Dividends	(68,322)	(63,832)
Proceeds from stock option exercises	12,884	19,773
Payments related to tax withholding for share-based compensation	(5,721)	(4,444)

Net cash used in financing activities	(217,084)	(412,061)

Net cash used in operations before effect of exchange rate changes on cash	(32,755)	(131,020)
Effect of exchange rate changes on cash	5,962	2,044

Net decrease in cash and cash equivalents	(26,793)	(128,976)
Cash and cash equivalents at beginning of period	198,240	327,216

Cash and cash equivalents at end of period	$171,447	$198,240

The Wendy’s Company and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2017	2016	2017	2016

Net income	$159,276	$28,891	$194,029	$129,624
(Benefit from) provision for income taxes	(121,649)	21,681	(93,010)	72,066

Income before income taxes	37,627	50,572	101,019	201,690
Other income, net	(595)	(301)	(1,617)	(989)
Investment income, net	(617)	(375)	(2,703)	(723)
Interest expense	30,172	29,319	118,059	114,802

Operating profit	66,587	79,215	214,758	314,780
Plus (less):
Depreciation and amortization	33,997	30,248	125,687	122,704
System optimization (gains) losses, net	(673)	(23,825)	39,076	(71,931)
Reorganization and realignment costs	1,806	2,217	22,574	10,083
Impairment of long-lived assets	2,293	3,250	4,097	16,241

Adjusted EBITDA	$104,010	$91,105	$406,192	$391,877

Adjusted EBITDA margin	33.6%	29.4%	33.2%	27.3%

Reconciliation of Net Income and Diluted Earnings Per Share to

Adjusted Income and Adjusted Earnings Per Share

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	2017	2016	2017	2016

Net income	$159,276	$28,891	$194,029	$129,624

Plus (less):
Depreciation of assets that will be replaced as part of the Image Activation initiative	444	(332)	630	2,598
System optimization (gains) losses, net	(673)	(23,825)	39,076	(71,931)
Reorganization and realignment costs	1,806	2,217	22,574	10,083
Impairment of long-lived assets	2,293	3,250	4,097	16,241

Total adjustments	3,870	(18,690)	66,377	(43,009)
Income tax impact on adjustments (a)	4,571	10,236	(11,275)	19,479
Tax reform	(140,379)	—	(140,379)	—

Total adjustments, net of income taxes	(131,938)	(8,454)	(85,277)	(23,530)

Adjusted income	$27,338	$20,437	$108,752	$106,094

Diluted earnings per share	$.64	$.11	$.77	$.49
Total adjustments per share, net of income taxes	(.53)	(.03)	(.34)	(.09)

Adjusted earnings per share	$.11	$.08	$.43	$.40

(a) The provision for (benefit from) income taxes on “System optimization (gains) losses, net” was $6,382 and $12,218 for the three months ended December 31, 2017 and January 1, 2017, respectively, and $(598) and $30,643 for the twelve months ended December 31, 2017 and January 1, 2017, respectively. The provision for (benefit from) income taxes on “System optimization (gains) losses, net” includes the impact of non-deductible goodwill disposed of in connection with our system optimization initiative, adjustments related to prior year tax matters, changes to state deferred taxes and changes to valuation allowances on state net operating loss carryforwards. The benefit from income taxes on all other adjustments was calculated using an effective tax rate of 39.86% and 39.11% for the three and twelve months ended December 31, 2017, respectively, and 38.60% for both the three and twelve months ended January 1, 2017.

The Wendy’s Company and Subsidiaries

Reconciliation of Recast Net Income to Recast Adjusted EBITDA (a)

(In Thousands)

(Unaudited)

Twelve Months Ended
December 31, 2017

Net income	$170,479
Benefit from income taxes	(88,504)

Income before income taxes	81,975
Other income, net	(4,320)
Interest expense, net	118,059

Operating profit	195,714
Plus (less):
Advertising funds revenue	(324,458)
Advertising funds expense	327,214
Depreciation and amortization	125,687
System optimization losses, net	39,076
Reorganization and realignment costs	22,574
Impairment of long-lived assets	4,097

Adjusted EBITDA	$389,904

Revenues	$1,531,578
Less:
Advertising funds revenue	(324,458)

Adjusted revenues	$1,207,120

Adjusted EBITDA margin	32.3%

(a) The reconciliation of recast net income to recast adjusted EBITDA reflects updates for the implementation of the new revenue recognition standard as if the full retrospective approach was adopted, as well as the impact of other income statement reclassifications.

The Wendy’s Company and Subsidiaries

Reconciliation of Recast Net Income and Diluted Earnings Per Share to

Recast Adjusted Income and Adjusted Earnings Per Share (a)

(In Thousands Except Per Share Amounts)

(Unaudited)

Twelve Months Ended
December 31, 2017

Net income	$170,479

Plus (less):
Advertising funds revenue	(324,458)
Advertising funds expense	327,214
Depreciation of assets that will be replaced as part of the Image Activation initiative	630
System optimization losses, net	39,076
Reorganization and realignment costs	22,574
Impairment of long-lived assets	4,097

Total adjustments	69,133
Income tax impact on adjustments	(11,253)
Tax reform	(129,673)

Total adjustments, net of income taxes	(71,793)

Adjusted income	$98,686

Diluted earnings per share	$.68
Total adjustments per share, net of income taxes	(.29)

Adjusted earnings per share	$.39

(a) The reconciliation of recast net income and diluted earnings per share to recast adjusted income and adjusted earnings per share reflects updates for the implementation of the new revenue recognition standard as if the full retrospective approach was adopted, as well as the impact of other income statement reclassifications.